Exhibit 99.1

Thor Announces Net Sales of $2 Billion, Improved Gross Profit Margin and Higher Backlog for the Second Quarter of Fiscal 2020

- Net sales for the second quarter were $2.0 billion, an increase of $712.6 million, or 55.2%, compared to the prior year. Second quarter results include an increase of $74.5 million in North American RV sales and the addition of $637.1 million in net sales from Erwin Hymer Group ("EHG").

- Gross profit margin for the second quarter was 12.8%, an improvement of 180 basis points over the prior year, reflecting the impact of management-led initiatives driving lower material and labor cost percentages in North America.

- Diluted earnings per share rose to $0.52, compared to a loss of $(0.10) per diluted share for the prior-year period. Second quarter fiscal 2020 earnings include the unfavorable impact of two non-cash impairment charges totaling $0.15 per diluted share, while second quarter fiscal 2019 earnings included the unfavorable impact of costs related to the acquisition of EHG totaling $0.75 per diluted share.

- To date, the Company has paid approximately $530 million of principal on its acquisition-related debt.

ELKHART, Ind., March 9, 2020 /PRNewswire/ -- Thor Industries, Inc. (NYSE: THO) today announced results for the second quarter of fiscal 2020, which ended January 31, 2020.

"With record second-quarter revenues, improved quarterly gross profit margin year-over-year, a growing order backlog and successful new product introductions in the Class B space, all key indicators for Thor Industries were strong in the second quarter. I am especially pleased to note that consolidated revenues were a new second-quarter record for Thor. EHG also reported strong revenues and, as anticipated, returned to quarterly profitability in line with historical trends. It has been a strong start to the year, and we believe we are very well positioned for growth in North America and Europe as we enter our peak selling and cash flow season," said Bob Martin, President and CEO of Thor Industries.

Second-Quarter Highlights

Second-quarter net sales were $2.0 billion, up $712.6 million, or 55.2%, from the second quarter of fiscal 2019. This increase includes the addition of $637.1 million in net sales from the European RV segment and an increase of $102.3 million in net sales in the North American Towable RV segment, partially offset by a decrease of $27.8 million in net sales in the North American Motorized RV segment.

Consolidated gross profit margin was 12.8% for the second quarter of fiscal 2020, compared to 11.0% in the corresponding period a year ago. This reflects the positive impact of ongoing, management-led actions to reduce material and labor costs as a percentage of sales in both North American RV segments and the addition of 12.5% gross profit margin from the European RV segment.

Net income attributable to Thor and diluted earnings per share for the second quarter of fiscal 2020 were $28.7 million and $0.52, respectively, compared to a net loss and diluted loss per share of $(5.4) million and $(0.10), respectively, in the prior-year period. Results for the second quarter of fiscal 2020 included the impact of two non-cash impairment charges totaling $10.1 million, or $0.15 per diluted share, as well as incremental interest expense and amortization of intangibles related to the acquisition of EHG totaling $39.3 million, or $0.57 per diluted share. Fiscal 2019 second-quarter results were adversely impacted by costs related to the acquisition of EHG which, in aggregate, totaled $42.1 million, or $0.75 per diluted share.

The Company's effective income tax rate for the second quarter of fiscal 2020 was 22.5%. The Company expects a worldwide effective tax rate for the entire 2020 fiscal year ranging between 20% and 23%, before consideration of any unknown discrete tax items.

Independent dealer inventory levels of Thor products in North America decreased by 16.5% to approximately 115,200 units as of January 31, 2020, from approximately 137,900 units as of January 31, 2019. Management believes that the North American independent dealer inventory rationalization of the past 18 months is now largely complete, and orders for the remainder of calendar 2020 are expected to be in line with consumer demand. Management also believes that independent dealer inventory levels of EHG products in Europe have rationalized and are also now generally appropriate for seasonal consumer demand moving into the peak selling season.

Segment Results

North American Towable RVs

  North American Towable RV sales were $983.9 million for the second quarter of fiscal 2020, compared to second-quarter sales of $881.6 million in the prior-year period, an increase of 11.6%. This increase was primarily driven by improved unit shipment volume compared with the second quarter of fiscal 2019, as independent dealers are returning to more normalized, seasonal ordering patterns.
  North American Towable RV gross profit margin rose 240 basis points to 13.3% in the fiscal second quarter, reflecting the impact of ongoing, management-led actions that reduced material and labor costs as a percentage of sales compared to the prior year, as well as a favorable shift in mix toward higher-margin units.
  North American Towable RV income before tax was $53.4 million, compared to $34.1 million in the second quarter last year, an improvement of 56.9%. This improvement was primarily the result of increased sales and gross profit margin, partially offset by the impact of two non-cash impairment charges totaling $10.1 million.
  North American Towable RV backlog at January 31, 2020 was $948.1 million, an increase of approximately $136.0 million, or 16.8%, from the January 31, 2019 level of $812.0 million. The Company believes the current towable RV backlog has now returned to a more normalized level and is reflective of dealers growing their inventory in anticipation of the upcoming selling season.

North American Motorized RVs

  North American Motorized RV sales were $343.7 million for the second quarter, compared to $371.5 million in the prior-year period. This decrease of 7.5% in motorized RV sales was primarily driven by lower unit volumes and a shift in product mix towards lower-priced products.
  North American Motorized RV gross profit margin rose 20 basis points to 10.0% in the fiscal second quarter, despite the lower sales, primarily due to ongoing, management-led actions that have improved material and labor costs as a percentage of sales, partially offset by a shift in mix toward lower-margin units.
  North American Motorized RV income before tax for the second quarter decreased to $14.9 million from $17.2 million a year ago, mainly due to the reduced sales levels.
  North American Motorized RV backlog at January 31, 2020 increased approximately $144.5 million, or 22.6%, to $784.4 million from $639.9 million a year earlier. The Company believes the current motorized RV backlog has now returned to a more normalized level and is reflective of dealers growing their inventory in anticipation of the upcoming selling season.

European RVs

  European RV sales were $637.1 million for the second quarter, following EHG's historical trend of sequentially improving net sales from the first to the second quarter.
  European RV gross profit was $79.5 million, or 12.5% of net sales, in the fiscal second quarter.
  European RV income before tax was $4.7 million, which includes the combined impact of amortization of intangible assets and depreciation expense of $26.0 million.
  European RV backlog was $1.14 billion as of January 31, 2020, reflecting current levels of demand within the European market.

"Our second-quarter financial results for the North American Towable RV segment include impairment charges related to two pending strategic divestitures – the pending sale of a property which was no longer being utilized, and the pending sale of Bison Coach, a manufacturer of horse trailers, which no longer fit within our portfolio of businesses. These pending divestitures, which are expected to be completed prior to July 31, 2020, resulted in non-cash impairment charges totaling $10.1 million, or $0.15 per diluted share," said Colleen Zuhl, Thor's Senior Vice President and Chief Financial Officer.

"We have made principal payments of $155 million on our Term Loan B ("TLB") debt during the first half of our fiscal year, and, subsequent to the close of the second quarter, we made additional principal payments on our TLB of approximately $32 million. Life to date, total payments on our acquisition-related debt total approximately $530 million. We continue to expect to make additional significant principal payments on our remaining acquisition-related debt in the second half of our fiscal year."

Integration Update

Bob Martin commented, "During the second quarter, we took a significant step forward in realizing additional value from the integration of EHG with the announcement of the formation of our new subsidiary, Hymer USA. Over time, this new subsidiary will produce a full lineup of Hymer-branded RVs utilizing European style and design that will be built in facilities incorporating the best of German manufacturing practices, automation and control standards. Initial dealer feedback has been excellent, and we believe there is great market potential in North America for this high-quality, European-inspired RV product line."

Outlook

Bob Martin noted, "The last week or two have seen a sharp increase in the concern and market reaction related to the coronavirus and the effect it may have on individuals and communities impacted by the virus, supply chains – particularly for materials sourced from China or other areas that are facing increased infection rates, and on the domestic and global economies. This is a fast developing situation that we are monitoring on a daily basis. We are hopeful that the virus will be contained very quickly and that its impact on individuals will be minimized. In the meantime, in addition to monitoring the situation, we have put in place various action items, including travel limitations for the safety of our employees, and we are in frequent contact with our key vendors discussing availability of the component parts needed to meet our production schedules. We are also evaluating and arranging alternative supply sources for all critical parts which we deem to have potential supply concerns.

As of today:

  We have not experienced any production shutdowns at any of our facilities in the U.S. or Europe as a result of the coronavirus.
  We are monitoring our raw material availability closely and where needed, establishing alternative sources of supply.
  We have not seen any reduction of dealer orders nor any negative impact on retail sales.
  We do not expect the virus to delay the start-up of our newly announced Hymer USA facility.

Absent the uncertainties related to coronavirus, as we enter the peak selling quarters of our fiscal year in both North America and Europe, we are optimistic about our Company, our products and the global RV marketplace," Bob Martin noted. "Our new Class B products from Thor Motor Coach, the Sequence and Tellaro, broaden our product line in the fast-growing Class B market and have been performing very well at retail. Dealer inventories, which were a concern last year, have largely rationalized and are now building ahead of the peak selling season. We have seen record attendance at several early-season RV consumer shows, in both North America and Europe. Also, Germany, which is Europe's leading RV market, continues to report strong RV industry growth. We have delivered solid results for the first half of the fiscal year and, while we are still forecasting calendar 2020 North American retail sales to be flat to modestly down at this point in the selling season, we are also seeing signs of potential upside for the remainder of our fiscal year."

Supplemental Earnings Release Materials

Thor has provided a comprehensive question and answer document, as well as a PowerPoint presentation, relating to its quarterly results and other topics. To view these materials, go to http://ir.thorindustries.com.

About Thor Industries, Inc.

Thor is the sole owner of operating subsidiaries that, combined, represent the world's largest manufacturer of recreational vehicles. For more information on the Company and its products, please go to www.thorindustries.com.

Forward-Looking Statements

This release includes certain statements that are "forward-looking" statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements are made based on management's current expectations and beliefs regarding future and anticipated developments and their effects upon Thor, and inherently involve uncertainties and risks. These forward-looking statements are not a guarantee of future performance. We cannot assure you that actual results will not differ materially from our expectations. Factors which could cause materially different results include, among others, raw material and commodity price fluctuations; raw material, commodity or chassis supply restrictions; component supply disruption related to the coronavirus outbreak; the impact of tariffs on material or other input costs; the level and magnitude of warranty claims incurred; legislative, regulatory and tax law and/or policy developments including their potential impact on our dealers and their retail customers or on our suppliers; the costs of compliance with governmental regulation; legal and compliance issues including those that may arise in conjunction with recently completed transactions; lower consumer confidence and the level of discretionary consumer spending; interest rate fluctuations; the potential impact of interest rate fluctuations on the general economy and specifically on our dealers and consumers; restrictive lending practices; management changes; the success of new and existing products, services and production facilities; consumer preferences; the ability to efficiently utilize existing production facilities; the pace of acquisitions and the successful closing, integration and financial impact thereof; the potential loss of existing customers of acquisitions; our ability to retain key management personnel of acquired companies; a shortage of necessary personnel for production; the loss or reduction of sales to key dealers; disruption of the delivery of units to dealers; increasing costs for freight and transportation; asset impairment charges; equity investment impairment charges; cost structure changes; competition; the impact of potential losses under repurchase or financed receivable agreements; the potential impact of the strength of the U.S. dollar on international demand for products priced in U.S. dollars; general economic, market and political conditions in the various countries in which our products are sold; the impact of changing emissions and other regulatory standards in the various jurisdictions in which our products are sold; and changes to our investment and capital allocation strategies or other facets of our strategic plan. Additional risks and uncertainties surrounding the acquisition of Erwin Hymer Group SE ("EHG") include risks regarding the potential benefits of the acquisition and the anticipated operating synergies, the integration of the business, the impact of exchange rate fluctuations and unknown or understated liabilities related to the acquisition and EHG's business. These and other risks and uncertainties are discussed more fully in Item 1A of our Annual Report on Form 10-K for the year ended July 31, 2019 and Part II, Item 1A of our quarterly report on Form 10-Q for the period ended January 31, 2020.

We disclaim any obligation or undertaking to disseminate any updates or revisions to any forward-looking statements contained in this release or to reflect any change in our expectations after the date hereof or any change in events, conditions or circumstances on which any statement is based, except as required by law.

THOR INDUSTRIES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME FOR THE
Three and Six Months Ended January 31, 2020 and 2019
($000's except share and per share data) (Unaudited)

	Three Months Ended January 31,				Six Months Ended January 31,
	2020	% Net Sales (1)	2019	% Net Sales (1)	2020	% Net Sales (1)	2019	% Net Sales (1)

Net sales	$2,003,133		$1,290,576		$4,161,918		$3,046,552

Gross profit	$256,406	12.8%	$141,596	11.0%	$565,217	13.6%	$348,852	11.5%

Selling, general and administrative expenses	162,357	8.1%	85,069	6.6%	350,821	8.4%	187,762	6.2%

Amortization of intangible assets	24,273	1.2%	12,526	1.0%	48,566	1.2%	25,117	0.8%

Impairment charges	10,057	0.5%	—	—%	10,057	0.2%	—	—%

Acquisition-related costs	—	—%	42,059	3.3%	—	—%	99,148	3.3%

Interest income (expense), net	(26,260)	(1.3)%	816	0.1%	(53,310)	(1.3)%	1,162	—%

Other income (expense), net	1,404	0.1%	(885)	(0.1)%	1,034	—%	(4,597)	(0.2)%

Income before income taxes	34,863	1.7%	1,873	0.1%	103,497	2.5%	33,390	1.1%

Income taxes	7,837	0.4%	7,290	0.6%	24,626	0.6%	24,854	0.8%

Net income (loss)	27,026	1.3%	(5,417)	(0.4)%	78,871	1.9%	8,536	0.3%

Less: net income (loss) attributable to non-controlling interests	(1,647)	(0.1)%	—	—%	(867)	—%	—	—%

Net income (loss) attributable to Thor Industries, Inc.	$28,673	1.4%	$(5,417)	(0.4)%	$79,738	1.9%	$8,536	0.3%

Earnings (loss) per common share
Basic	$0.52		$(0.10)		$1.45		$0.16
Diluted	$0.52		$(0.10)		$1.44		$0.16

Weighted-avg. common shares outstanding – basic	55,198,756		52,806,981		55,146,915		52,766,739
Weighted-avg. common shares outstanding – diluted	55,396,116		52,867,687		55,310,385		52,883,645

(1) Percentages may not add due to rounding differences

SUMMARY CONDENSED CONSOLIDATED BALANCE SHEETS ($000) (Unaudited)

	January 31, 2020	July 31, 2019		January 31, 2020	July 31, 2019
Cash and equivalents	$245,671	$451,262	Current liabilities	$1,494,933	$1,448,325
Accounts receivable, net	852,427	716,227	Long-term debt	1,746,607	1,885,253
Inventories, net	926,914	827,988	Other long-term liabilities	264,603	231,640
Prepaid expenses and other	31,811	41,880	Stockholders' equity	2,122,334	2,095,228
Assets held for sale	10,680	—
Total current assets	2,067,503	2,037,357
Property, plant & equipment, net	1,089,156	1,092,471
Goodwill	1,353,120	1,358,032
Amortizable intangible assets, net	913,611	970,811
Deferred income taxes and other, net	205,087	201,775
Total	$5,628,477	$5,660,446		$5,628,477	$5,660,446

Contact
Investor Relations:
Mark Trinske, Vice President of Investor Relations
mtrinske@thorindustries.com
(574) 970-7912